Exhibit 99.1

ServiceNow Appoints Uber CTO Sukumar Rathnam to its Board of Directors

SANTA CLARA, Calif., August 25, 2021 – ServiceNow (NYSE: NOW), the leading workflow company that makes work, work better for people, today announced the appointment of Uber CTO Sukumar Rathnam to its board of directors, bringing the total number of directors on ServiceNow’s board to 12.

“Sukumar has been at the forefront of digital innovation for some of the biggest brands in the world. He is widely regarded as a dynamic technologist and purpose-driven leader,” said ServiceNow CEO Bill McDermott. “With Sukumar joining ServiceNow’s Board of Directors, we feel even more confident on our journey to be the defining enterprise software company of the 21st century.”

As Chief Technology Officer at Uber, Sukumar is responsible for the company’s global engineering organization. Prior to joining Uber, Sukumar spent nine years at Amazon, where he oversaw product management, software engineering, machine learning, and business operations for the selection and catalog systems. These systems manage the world’s largest e-commerce catalog of products and offers, serving up information on billions of products at more than 10 million requests per second. Before Amazon, Sukumar held software engineering and architecture leadership roles at Microsoft, PeopleSoft, and Oracle.

“Businesses are facing a digital imperative to grow their business, become more resilient, and reshape their industries,” said Uber CTO Sukumar Rathnam. “I’m energized by ServiceNow’s vision and relentless innovation and I'm proud to join the board as ServiceNow enables siloed systems to work together to create more efficient, productive ways to get work done.”

Sukumar holds a Ph.D. from the University of Texas at Austin, where he won the American Marketing Association’s John A. Howard award for the best Ph.D. dissertation in North America. He also holds an MBA from the Indian Institute of Management and a B. Tech in Computer Science from the Indian Institute of Technology.

About ServiceNow

ServiceNow (NYSE: NOW) is making the world of work, work better for people. Our cloud-based platform and solutions deliver digital workflows that create great experiences and unlock productivity for employees and the enterprise. For more information, visit: www.servicenow.com.

© 2021 ServiceNow, Inc. All rights reserved. ServiceNow, the ServiceNow logo, Now, and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. Other company names, product names, and logos may be trademarks of the respective companies with which they are associated.

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